Manor Investment Funds

Investment Advisory Agreement

This Investment Management Agreement amendment effective on the 17th day of March, 2022 by and between Smithbridge Asset Management, Inc., having an office at 6 Hillman Drive, Suite 101, Chadds Ford, PA  19317, (the "Investment Manager") and

(the "Client"):

Manor Investment Funds, a registered investment company consisting of several series (each a “Fund”).

The Client hereby retains the Investment Manager upon the terms and conditions set forth, and the Investment Manager hereby accepts said retention and agrees to perform the services herein mentioned upon said terms and conditions.

MANAGEMENT SERVICES

Client hereby appoints the Investment Manager to buy, sell, or otherwise effect transactions in stocks, bonds, and any other securities or cash equivalents for the Client's account and in the Client's name, subject to such limitations and restrictions as the Client may have imposed, or may hereafter impose, by notice in writing to the Investment Manager.  This discretionary authority makes the Investment Manager agent and attorney-in-fact with full power and authority on behalf of the client.  This discretionary authority shall remain in full force and effect until the Firm receives written notice from the Client of its termination.

Investment Manager agrees to provide a quarterly statement of securities and cash equivalent positions in the account with market values based on quotations readily available.  Investment Manager also agrees to provide a quarterly statement of security transactions, income received, and expenses incurred.

CUSTODY OF ASSETS

Investment Manager shall not act as custodian of assets in the Client's account or act as broker/ dealer for the Client’s assets.  Client agrees to give Investment Manager full discretion in the selection of custodian and broker/dealer unless otherwise agreed in writing.  Investment Manager shall not be liable for any errors or omissions by the custodian and/or broker/dealer.

COMPENSATION OF INVESTMENT MANAGER

Investment Manager shall be compensated in accordance with the fee schedule incorporated herein and the value of the account at the end of each quarter.  The Investment Manager shall not be compensated on the basis of a share of capital gains or capital appreciation of the funds or any portion of the funds of the client.  Fees will be accrued on a dialy basis and will be payable at the end of each month.

UNIFIED FEE SCHEDULE

The Investment Manager agrees to accept responsibility for the receipt and accounting of fees assessed to the Funds as calculated by the administrator to the Funds, Mutual Shareholder Services.  The Investment Manager will receive and hold the assessed fees in a segregated account for the sole purpose of paying expenses of the Funds.

The fee structure for the Manor Fund shall consist of an Investment Management fee of 0.75% of total average assets on an annual basis, and an Administrative fee of 0.50% of total average assets on an annual basis.  The fee structure for the Manor Growth Fund shall consist of an Investment Management fee of 0.75% of total average assets on an annual basis, and an Administrative fee of 0.24% of total average assets on an annual basis. The fee structure for the Manor Bond Fund shall consist of an Investment Management fee of 0.50% of total average assets on an annual basis, and an Administrative fee of 0.45% of total average assets on an annual basis.

DUTIES OF THE INVESTMENT MANAGER

Investment Manager, at its own expense and without reimbursement from the Funds, furnishes office space and all necessary office facilities, equipment and executive personnel necessary for managing the assets of the Funds.  The Investment Manager will continue to pay existing providers of fund services, as currently required, at its own expense.  These providers may include certain financial institutions (which may include banks, brokers, securities dealers and other industry professionals) that charge a fee for providing distribution related services and/or for performing certain administrative servicing functions for Fund shareholders to the extent these institutions are allowed to do so by applicable statute, rule, or regulation.

The Investment Manager will assume all fund operating expenses other than the management fee.  The Investment Manager will pay all expenses related to management and administrative support for the Funds, including those third party providers of services to the Funds currently under contract as approved by the Board of Directors.  The Investment Manager will also pay certain financial institutions (which may include banks, brokers, securities dealers and other industry professionals) that charge a fee for providing distribution related services and/or for performing certain administrative servicing functions for Fund shareholders to the extent these institutions are allowed to do so by applicable statute, rule, or regulation.

The Investment Manager will provide a report detailing the fees assessed to the Funds and all expenses paid by Smithbridge Asset Management, Inc.on behalf of the funds to the Board of Directors at regular Board meetings, or any other time requested by the Board.

The duties of the Investment Manager under this Amendment shall continue only as long as the Unified Fee Schedule remains in effect.

CONFIDENTIAL RELATIONSHIP

All information and recommendations furnished by either party to the other shall at all times be treated in strictest confidence and shall not be disclosed to third persons except as may be required by law or except upon prior written approval of the other party to this agreement.

REGISTRATION OF INVESTMENT MANAGER

Investment manager is a registered Investment Advisor under the Investment Advisors Act of 1940.  The Manager shall not be considered a Trustee of any plan, and shall not have any other responsibilities for supervision, administration or operation of any plan or plan assets not assigned to the Investment Manager.

NON-EXCLUSIVE CONTRACT

It is understood that the Investment Manager renders investment advisory service for other clients.  Nothing in this agreement shall be deemed to impose upon the Investment Manager any obligation to purchase or sell or to recommend for purchase or sale, by or for the Client, any security or other property which the principals, employees, or affiliates of the Investment Manager may purchase or sell for their own accounts or which the Investment Manager may purchase or sell for other clients.

ASSIGNMENT

This agreement may not be assigned by either party without written consent of the other.

LIABILITY/STANDARD OF CARE

The Client agrees that the Investment Manager shall not be liable for any errors of judgment with respect to its investment decisions, provided it acts in good faith and has not acted with willful or reckless misconduct nor violated any applicable law.

ENTIRE AGREEMENT

The Agreement and undertakings set forth herein constitute the entire agreement between the parties hereto with respect to the investment and management of the Client’s account.  No provision of this agreement may be waived, altered, or amended except by written agreement between the parties, executed by the Client and accepted by the Investment Manager.

DURATION

Either party may terminate this Agreement at any time upon prior written notice, which shall be effective when received by the other party.   The client may also terminate within five business days without penalty.

CONSTRUCTION

Headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of any of its provisions.  Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions in whole or in part, shall not affect any other provisions.  This Agreement shall be constructed and interpreted under the laws of the State of Pennsylvania, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

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Smithbridge Asset Management,Inc.